EXHIBIT 4.1

JOINDER TO GUARANTY

SUPPLEMENT NO. 1 dated as of August 31, 2017, to the Guaranty dated as of December 28, 2016 (as the same may be amended, supplemented or otherwise modified from time to time, the “Guaranty”), by Viad Corp, Global Experience Specialists, Inc.,  GES Event Intelligence Services, Inc. and CATC Alaska Tourism Corporation in favor of the Bank.

Reference is made to the Credit Agreement dated as of December 28, 2016, (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among Brewster Inc., an Alberta corporation (“Borrower”), and BMO Harris Bank, N.A. (“Bank”).

Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Guaranty and the Credit Agreement.

The Guarantors have entered into the Guaranty in order to induce the Bank to extend credit pursuant to the Credit Agreement.  Pursuant to Section 6.8(a) of the Credit Agreement, the undersigned Person is required to enter into the Guaranty as a Guarantor.  Section 11 of the Guaranty provides that additional subsidiaries of Viad may become Guarantors under the Guaranty by execution and delivery of an instrument in the form of this Supplement.  The undersigned Subsidiary of Viad (the “New Guarantor”) is executing this Supplement in accordance with the requirements of the Credit Agreement to become a Guarantor under the Guaranty in order to induce the Bank to extend and continue the extension of credit pursuant to the Credit Agreement.

Accordingly, the Bank and the New Guarantor agree as follows:

SECTION 1.In accordance with Section 11 of the Guaranty, the New Guarantor by its signature below becomes a Guarantor under the Guaranty with the same force and effect as if originally named therein as a Guarantor and the New Guarantor hereby (a) agrees to all the terms and warrants that the representations and warranties made by it as a Guarantor thereunder are true and correct in all material respects on and as of the date hereof (except to the extent such representations and warranties expressly relate to an earlier date).  Each reference to a “Guarantor” in the Guaranty shall be deemed to include the New Guarantor.  The Guaranty is hereby incorporated herein by reference.

SECTION 2.The New Guarantor represents and warrants to the Bank that this Supplement has been duly authorized, executed and delivered by it and constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

SECTION 3.This Supplement may be executed in counterparts, each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  The Supplement shall become effective when the Bank shall have received counterparts of this Supplement that, when taken together, bear the signatures of the New Guarantor and the Bank.

SECTION 4.Except as expressly supplemented hereby, the Guaranty shall remain in full force and effect.

SECTION 5.THIS SUPPLEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAW OF THE STATE OF ILLINOIS.

SECTION 6.All communications and notices hereunder shall be in writing and given as provided in Section 12 of the Guaranty.  All communications and notices hereunder to the New Guarantor shall be given to it at the address set forth under its signature below, with a copy to the Borrower.

[signature pages follow]

IN WITNESS WHEREOF, the New Guarantor and the Bank have duly executed this Supplement to the Guaranty as of the day and year first above written.

ON SERVICES – AV SPECIALISTS, INC.

By:	/s/ Ellen M. Ingersoll
Name:	Ellen M. Ingersoll
Title:	Vice President

By:	/s/ Elyse A. Newman
Name:	Elyse A. Newman
Title:	Treasurer

Address:	c/o Viad Corp
1850 N. Central Ave, Suite 1900
Phoenix, AZ 85004-4565
ATTENTION: Treasurer

[signature page to Joinder Guaranty]

BMO Harris Bank, N.A., as Bank

By:	/s/ Matthew Freeman
Name:	Matthew Freeman
Title:	SVP, Director

[signature page to Joinder Guaranty]